Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

J & J SNACK FOODS CORP.

To:	The Department of the Treasury
Division of Revenue
Business Services Bureau
State of New Jersey

Pursuant to the provisions of Sections 14A:9-2(2) and 14A:7-15.1(3) of the New Jersey Business Corporation Act, the undersigned corporation executes the following Certificate of Amendment to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”):

1.          The name of the corporation is  J & J Snack Foods Corp. (the “Corporation”).  The Entity ID is 5063455000.

2.          Pursuant to the authority granted in Section 14A:7-15.1(2) and (3), the Corporation hereby amends and restates the first paragraph of Article FIFTH of the Certificate of Incorporation to read as follows:

“The aggregate number of shares which the Corporation shall have authority to issue is 60,000,000 shares, of which 50,000,000 shares shall be common stock, no par value, and 10,000,000 shares shall be preferred stock, $1.00 par value.”

3.         The date of adoption by the Board of Directors of the Corporation (the “Board”) of a resolution approving the division of shares of common stock, no par value (“Common Stock”), of the Corporation (the “Division”) is November 21, 2005.

4.         This amendment to the Certificate of Incorporation will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares that remains unissued after the Division exceeding the percentage of authorized shares that was unissued before the Division.

5.         The class of shares subject to the Division is Common Stock and the formula for the Division is that each share of Common Stock is divided into two shares of Common Stock.

6.         The amendment to the Certificate of Incorporation made in connection with the Division is set forth in Paragraph 2 above.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Amended and Restated Certificate of Incorporation of J & J Snack Foods Corp. as of the 22nd day of June, 2022.

J & J SNACK FOODS CORP.

By:	/s/ Michael A. Pollner
Name: Michael A. Pollner Title: Senior Vice President